EXHIBIT 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of Fundrise Midland Opportunistic REIT, LLC (formerly Fundrise Pacific Northwest Opportunistic Multifamily, LLC) of our report dated January 19, 2016, relating to our audit of the balance sheet as of December 31, 2015.

McLean, Virginia

September 22, 2016